Exhibit 99.2

MIRATI THERAPEUTICS ANNOUNCES PRICING OF PUBLIC OFFERING OF

COMMON STOCK

SAN DIEGO, September 15, 2015 — Mirati Therapeutics, Inc. (NASDAQ: MRTX) today announced the pricing of an underwritten public offering of 2,250,000 shares of its common stock at a price to the public of $45.00 per share. The gross proceeds from this offering are expected to be approximately $101.3 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Mirati. The offering is expected to close on or about September 21, 2015, subject to customary closing conditions. Mirati has granted the underwriters a 30-day option to purchase up to an additional 337,500 shares of common stock in connection with the public offering. All of the shares are being offered by Mirati.

Mirati expects to use the net proceeds from this offering for general corporate purposes, which may include clinical trials and other research and development expenses for its ongoing oncology clinical development programs, including expenses related to clinical trial activities for the potential registration of MGCD265, clinical trial activities to progress MGCD516, clinical trial activities to progress the combination of mocetinostat and durvalumab, as well as potential collaborations or business development activities, capital expenditures, working capital and general and administrative expenses.

Citigroup, Barclays and Leerink Partners are acting as joint book-running managers in the offering.

The shares of common stock described above are being offered by Mirati pursuant to registration statements filed by Mirati with the Securities and Exchange Commission (“SEC”) that have become effective. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146, or by email at prospectus@citi.com; or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (888) 603-5847, or by email at Barclaysprospectus@broadridge.com; or from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 ext. 6142, or by email at syndicate@leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mirati Therapeutics

Mirati Therapeutics develops molecularly targeted cancer treatments that are intended to inhibit tumor growth. Mirati’s approach combines the three most important factors in oncology drug development, 1) researching and developing drug candidates that target genetic and epigenetic drivers of cancer, 2) designing creative and agile clinical development strategies that select for patients whose tumors are dependent on specific driver alterations, and 3) leveraging a highly accomplished targeted oncology leadership team. The Mirati team uses a blueprint — proven by their prior work — for developing potential breakthrough cancer therapies, with accelerated development paths, in order to improve outcomes for patients. Mirati is advancing three drug candidates through clinical development for multiple oncology indications.

Forward-Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking information and forward-looking statements (collectively “forward-looking statements” within the meaning of applicable securities laws). Such statements, based as they are on the current expectations of management of Mirati and upon what management believes to be reasonable assumptions based on information currently available to it, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond Mirati’s control. Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” or “estimate” and other similar terminology, or state that certain actions, events or results “may” or “would” be taken, occur or be achieved. Forward-looking statements in this release include, but are not limited to, statements related to the expected completion, timing and size of the public offering of common stock and Mirati’s expected used of the proceeds from the offering.

Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict. These risks include those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as those inherent in drug development, whether Mirati will be able to obtain financing when needed or on favorable terms, and other risks described in Mirati’s filings with the SEC. In evaluating any forward-looking statements in this release, Mirati cautions readers not to place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Mirati does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise.

Company Contact:

Anne Erickson
Mirati Therapeutics Inc.
Investor Relations and Corporate Communications
858-332-3532
ericksona@mirati.com

Investor Relations and Media Relations:

Jason Spark
Canale Communications
619-849-6005
jason@canalecomm.com